As filed with the Securities and Exchange Commission on May 12, 2004

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

MYRIAD GENETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0494517
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address, Including Zip Code, of Principal Executive Offices)

MYRIAD GENETICS, INC.

2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

(Full Titles of the Plans)

PETER D. MELDRUM

PRESIDENT AND CHIEF EXECUTIVE OFFICER

MYRIAD GENETICS, INC.

320 Wakara Way

Salt Lake City, Utah 84108

(801) 584-3600

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.01 par value (3)	649,575	$16.25	$10,555,593	$1,337.39
	650,425	$17.84	$11,603,582	$1,470.18

	1,300,000			$2,807.57

(1)	The number of shares of common stock, par value $.01 per share (“Common Stock”), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan (the “Plan”). The maximum number of shares which may be sold upon the exercise of such options granted under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the Nasdaq Stock Market as of a date (May 6, 2004) within five business days prior to filing this Registration Statement.

(3)	Attached to each share of Common Stock is a right to purchase our Series A Junior Participating Preferred Stock, $.01 par value per share, which rights are not presently exercisable.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. Up to 5,611,646 shares of Common Stock to be issued under the Plan were previously registered for the Company’s 2002 Amended and Restated Employee, Director and Consultant Stock Option Plan (the “2002 Plan”). Registration Statements on Form S-8 (File No. 333-04700, 333-23255, 333-40961, 333-93363 and 333-72978), registering an aggregate of 8,000,000 shares of Common Stock under the 2002 Plan were filed with the Commission on May 3, 1996, March 13, 1997, November 25, 1997, December 22, 1999 and November 8, 2001, respectively.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 (File No. 0-26642);

(b) The Registrant’s Definitive Proxy Statement filed on October 10, 2003 (File No. 0-26642).

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 0-26642);

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 (File No. 0-26642);

(e) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 0-26642);

(f) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-26642) filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Commission on August 17, 1995, including any amendment or report filed for the purpose of updating such description; and

(g) The description of the Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-26642) filed on July 18, 2001 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and members of that firm, their families and trusts for their benefit own an aggregate of approximately 2,000 shares of Common Stock of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Our Restated Certificate of Incorporation, as amended, and our Restated By-Laws provide for indemnification of our directors and officers to the fullest extent permitted by law. The Restated Certificate of Incorporation, as amended, and the Restated By-Laws also permit the Board of Directors to authorize the us to purchase and maintain insurance against any liability asserted against any of our directors, officers, employees or agents of arising out of their capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, or controlling persons pursuant to our Restated Certificate of Incorporation, as amended, our Restated By-laws and the Delaware General Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

As permitted by the Delaware General Corporation Law, our Restated Certificate of Incorporation, as amended, provided that our directors shall not be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

(4.1)	Form of Common Stock Certificate (filed as Exhibit 4.2 to the Registrant’s Form 10-K for the fiscal year ended June 30, 2002 filed September 27, 2002 (File No. 0-26642), and incorporated herein by reference).

(4.2)	Restated Certificate of Incorporation (filed as Exhibit 3.1(a) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.3)	Certificate of Amendment of Restated Certificate of Incorporation (filed as Exhibit 3.1(b) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.4)	Certificate of Designations (filed as Exhibit 3.1(c) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.5)	Restated By-Laws (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 33-95970), and incorporated herein by reference).

(4.6)	Rights Agreement, dated as of July 17, 2001, between the Registrant and Mellon Investor Services LLC (filed as Exhibit 4.1 to the Registrant’s Form 8-K filed on July 18, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.7)	Agreement of Substitution and Amendment of Common Shares Rights Agreement by and between the Registrant and American Stock Transfer and Trust Company dated August 16, 2002 (filed as Exhibit 4.2 to the Registrant’s Form 10-K for the fiscal year ended June 30, 2002 filed September 27, 2002 (File No. 0-26642), and incorporated herein by reference).

(5.1)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

(23.1)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

(23.2)	Consent of KPMG LLP.

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	Myriad Genetics. Inc. 2003 Employee, Director and Consultant Stock Option Plan (filed as Exhibit 10.1 to the Registrant’s Form 10-Q for the fiscal quarter ended December 31, 2003 filed February 10, 2004 (File No. 0-26642), and incorporated herein by reference).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on May 12, 2004.

MYRIAD GENETICS, INC.

By	/s/ Peter D. Meldrum

President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Peter D. Meldrum and Jay M. Moyes, and each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Myriad Genetics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Peter D. Meldrum	President and Chief Executive Officer and Director (principal executive officer)	May 12, 2004

Peter D. Meldrum

By:	/s/ Jay M. Moyes	Vice President of Finance (principal financial and accounting officer)	May 12, 2004

Jay M. Moyes

By:	/s/ Dale A. Stringfellow	Chairman of the Board	May 12, 2004

Dale A. Stringfellow, Ph.D.

By:		Vice Chairman of the Board	May , 2004

Walter Gilbert, Ph.D.

By:	/s/ Robert S. Attiyeh	Director	May 7, 2004

Robert S. Attiyeh

By:		Director	May , 2004

Arthur H. Hayes, Jr., M.D.

By:	/s/ John T. Henderson	Director	May 10, 2004

John T. Henderson

By:	/s/ Dennis H. Langer	Director	May 7, 2004

Dennis H. Langer, M.D., J.D.

By:		Chief Scientific Officer and Director	May , 2004

Mark H. Skolnick, Ph.D.

By:	/s/ Linda S. Wilson	Director	May 11, 2004

Linda S. Wilson, Ph.D.

MYRIAD GENETICS, INC.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description

(4.1)	Form of Common Stock Certificate (filed as Exhibit 4.2 to the Registrant’s Form 10-K for the fiscal year ended June 30, 2002 filed September 27, 2002 (File No. 0-26642), and incorporated herein by reference).

(4.2)	Restated Certificate of Incorporation (filed as Exhibit 3.1(a) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.3)	Certificate of Amendment of Restated Certificate of incorporation (filed as Exhibit 3.1(b) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.4)	Certificate of Designations (filed as Exhibit 3.1(c) to the Registrant’s Form 10-K for the fiscal year ended June 30, 2001 filed September 28, 2001 (File No. 0-26642), and incorporated herein by Reference).

(4.5)	Restated By-Laws (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 33-95970), and incorporated herein by reference).

(4.6)	Rights Agreement, dated as of July 17, 2001, between the Registrant and Mellon Investor Services LLC (filed as Exhibit 4.1 to the Registrant’s Form 8-K filed on July 18, 2001 (File No. 0-26642), and incorporated herein by reference).

(4.7)	Agreement of Substitution and Amendment of Common Shares Rights Agreement by and between the Registrant and American Stock Transfer and Trust Company dated August 16, 2002 (filed as Exhibit 4.2 to the Registrant’s Form 10-K for the fiscal year ended June 30, 2002 filed September 27, 2002 (File No. 0-26642), and incorporated herein by reference).

(5.1)	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

(23.1)	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).

(23.2)	Consent of KPMG LLP.

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)

(99.1)	Myriad Genetics. Inc. 2003 Employee, Director and Consultant Stock Option Plan (filed as Exhibit 10.1 to the Registrant’s Form 10-Q for the fiscal quarter ended December 31, 2003 filed February 10, 2004 (File No. 0-26642), and incorporated herein by reference).